Exhibit 10.1
                                    EXECUTIVE
                              EMPLOYMENT AGREEMENT


         This Agreement is made to be effective as of the 1st day of May 2008, by and between Vitro Diagnostics, Inc., a Nevada corporation (the "Company") and James R. Musick ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to engage Employee's services upon the terms and conditions hereinafter set forth; and

         WHEREAS, Employee wishes to be employed by the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Employment; Duties. The Company hereby agrees to employ Employee effective as of the Effective Date (defined below) as its President, CEO and Chairman of the Board of Directors. Employee's principal area of responsibility, subject to modification by the Company, shall be to serve as the Chairman of the Board and Chief Executive Officer with all the duties and responsibilities customarily associated with those positions. His job duties will also include management of all technical aspects of the operations of the Company, including research and development, manufacturing and marketing. He will also assume management responsibility for maintenance and further development of the intellectual property portfolio of the company and manage all issues related to regulatory affairs.

         2. Best Efforts. Employee agrees to use his best efforts to promote the interests of the Company and shall, except for illness, reasonable vacation periods and leaves of absence, devote his full business time and energies to the business and affairs of the Company. Employee shall be permitted to perform outside business endeavors only with the approval of the Board of Directors, subject to non-competition agreements with the Company and provided that such outside activities do not interfere with the performance of Employee's duties. Employee may also engage in work for charitable, benevolent, civic or educational purposes so long as such endeavors do not interfere with Employee's duties hereunder.

         3. Term of Agreement. The term of this Agreement shall commence on the date first above written (the "Effective Date") and shall continue, unless earlier terminated in accordance with the terms of Paragraph 5, for a period of three years (the "Original Term"). The Original Term shall be extended automatically for an additional three-year period (a "Renewal Term") unless either party gives notice to the other that this Agreement will not be extended at least 90 days prior to the expiration of the Original Term or any Renewal Term. The period of employment of Employee by the Company, commencing with the Effective Date and continuing until termination of the employment by notice hereunder, in accordance with Paragraph 5 or otherwise shall be known as the "Term of Employment."

         4. Compensation.

         4.1 Base Salary. The following table sets forth the compensation payable to the Employee during the initial three years of the Term of
Employment:

                        Year               Base Salary
                        ----               -----------

                          1                  $80,000
                          2                  $85,000
                          3                  $90,000

         4.2      Bonuses and Stock Options.

                  In addition to the base salary described in section 4.1 (above), Employee shall be entitled to incentive compensation designed to encourage accomplishment of specific corporate goals. Upon the Company's achievement of gross annual product sales of $250,000, $500,000 or $1,000,000 per annum (measured from November 1 to October 31 of each fiscal year as reported in the Statement of Operations included in the Company's report in Form 10-K), the Employee will be entitled to profit sharing bonuses as follows:

        Minimum Annual Product Sales                % of Net Income to Employee
        ----------------------------                ---------------------------

                  $250,000                                      80%
                  $500,000                                      60%
                $1,000,000                                      40%

                  For purposes of this Paragraph 4.2, Net Income shall mean the Net Income as provided on the Statement of Operations referenced above. These bonuses, if earned, will be paid within 30 days of the Company's filing of its Form 10-K. Such bonuses will not preclude the vesting of stock options as described below.

                  A stock option shall be granted to the Employee upon execution of this Agreement to purchase up to one million (1,000,000) shares of the Company's common stock; at an exercise price of $0.19 per share (the closing market price at July 29, 2008, the date this Agreement was approved by the Company's Board of Directors). The options shall vest according to the following schedule:

                  (a) 100,000 shares if the market capitalization of the Company exceeds $5 million for a period of at least 5 consecutive trading days, an additional 100,000 shares if the market capitalization of the Company exceeds $6 million for a period of at least 5 consecutive trading days, and an additional 100,000 shares if the market capitalization of the Company exceeds $7 million for a period of at least 5 consecutive trading days;

                  (b) An additional 100,000 shares if the Company licenses one of its patents to a third party and an additional 100,000 shares if the Company executes an in-license of a patent owned by a third party, that expands the revenue generation capacity of the Company.

                  (c) An additional 100,000 shares if the Company raises at least $1 million in equity financing, an additional 100,000 shares if the Company raises $2 million in equity financing, and an additional 100,000 shares if the Company raises $5 million in equity capital;

                  (d) An additional 100,000 shares if the Company merges with, acquires or spins off another company, with minimum annual revenues of $500,000 and

                  (e) An additional 100,000 shares if a registration statement filed with the SEC for the purpose of conducting a secondary offering of not less than $2,000,000 of the Company's securities becomes effective.

         These Stock Options shall be exercisable beginning with the date of vesting and for a period of 10 years from the date of grant.

         The option granted to the Employees shall be represented by an option agreement in form and substance satisfactory to the Company, and shall be granted under the Company's Equity Incentive Plan ("Plan"). To the extent permitted by the terms of the Plan, the options shall be incentive options within applicable provisions of the Internal Revenue Code. All options would be granted with a provision for cashless exercise whereby a portion of the option shares could be redeemed at market price at the time of exercise (closing bid) to satisfy the cost of exercising the option. The Company also agrees that all stock options as provided herein shall immediately vest to the employee upon the acquisition of the Company or substantially all of its assets by a third party.

         4.3 Benefits. Employee shall be entitled to participate in all benefit programs established by the Company and generally applicable to the Company's executive employees. Employee shall also be reimbursed for reasonable and necessary business expenses incurred in the course of his employment with the Company pursuant to Company policies as established from time to time.

         5. Termination of Employment Relationship.

         5.1 Death or Incapacity. This Agreement shall terminate immediately upon the death or Total Disability of Employee, and in such event, the Employee shall have no further claim against the Company for compensation or benefits hereunder. The Board of Directors shall make a determination of the Total Disability of the Employee based upon the definition of disability and terms contained in the Company's disability insurance policy, or if none, based upon the inability of the Employee to perform the material functions of his job. Any such determination by the Board shall be evidenced by its written opinion delivered to the Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board.

         5.2 Termination by the Company. This Agreement may be terminated by the Company for "Cause" and, in such event, the term of employment shall terminate at the termination date designated by the Company. For the purpose of this paragraph, "Termination for Cause" or "Cause" shall include the following:

                  (a) Breach of fiduciary duty or criminal conduct by the Employee having the effect of materially adversely affecting the Company and/or its reputation;

                  (b) Willful failure by the Employee to substantially perform his duties hereunder;

                  (c) Engagement by the Employee in the use of narcotics or alcohol to the extent that the performance of his duties is materially impaired;

                  (d) Material breach of the terms of this Agreement by the Employee or failure to substantially comply with proper instructions of the Company's Board of Directors;

                  (e) Misconduct by the Employee which is materially injurious to the Company; or

                  (f) Any act or omission on the part of the Employee not described above, but which constitutes material and willful misfeasance, malfeasance, or gross negligence in the performance of his duties to the Company.

          Determination of any event or events and circumstances constituting "Cause" shall be at the sole discretion of the Board of Directors.

          5.3 Termination by Employee. Employee may terminate this Agreement for "Good Reason"; provided, however, that Employee's obligations under Paragraph 6 shall survive any termination of this Agreement by Employee, by the Company or otherwise. For purposes of this paragraph, Good Reason shall mean:

                  (a) Any assignment to the Employee of any duties materially inconsistent with the position described in Section 1 hereof,

                  (b) Any material diminution of the duties of the Employee then-existing without the written consent of the Employee,

                  (c) Any removal of the Employee from or failure to re-elect the Employee to the positions described in Section 1 hereof, except in connection with termination of the Employee pursuant to Section 5.1 or
         5.2 hereof,

                  (d) A reduction in the Employee's rate of compensation, or a reduction in the Employee's fringe benefits or any other failure of the Company to comply with Section 4 hereof,

                  (e) Other material breach of this Agreement by the Company, or

                  (f) Following a "Change in Control," defined below.

          A "Change of Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation shall be owned in the aggregate by the former stockholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell more than 75% of its assets to another corporation which is not a wholly owned subsidiary, or (iv) within any period of six consecutive months, individuals who at the beginning of the period constituted the Board of the Company cease for any reason to constitute a majority of the Board of the Company then in office.

         Any termination by the Board of Directors pursuant to Section 5.2 or by the Employee pursuant to section 5.3 shall be communicated by written Notice of Termination to the other party hereto. Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

         5.4      Payment Upon Termination.

                  (a) If this Agreement is terminated by the Company for Cause Employee shall not be entitled to severance pay of any kind but shall be entitled to all reasonable reimbursable business expenses incurred by Employee and the Base Salary earned by Employee prior to the date of termination, and all obligations of the Company under Paragraph 4 hereof shall terminate upon the termination date designated by the Company, except to the extent otherwise required by law.

                  (b) In the event that Employee is terminated without Cause or the Employee resigns with Good Reason, the Company shall pay Employee one (1) year's Base Salary at the rate prevailing for Employee immediately prior to such termination as severance pay, payable in accordance with Company's policy. Employee shall also be entitled to receive benefits to which he was entitled immediately preceding the date of termination for a period of twelve (12) months from date of termination.

         6.       Non-Competition Agreement.

         6.1 Competition; Confidential Information. The Employee and the Company recognize that due to the nature of his engagements hereunder, and the relationship of the Employee to the Company, the Employee has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective products, systems, customers, agents, processes, and sales and marketing methods. The Employee acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company. The Employee and the Company also recognize that an important part of the Employee's duties will be to develop good will for the Company and its affiliates through his personal contact with customers, agents and others having business relationships with the Company and its affiliates, and that there is a danger that this good will, a proprietary asset of the Company and its affiliates, may follow the Employee if and when his relationship with the Company is terminated. Employee acknowledges that his services to be rendered hereunder have a unique value to the Company, for the loss of which the Company cannot be adequately compensated by damages in an action at law. In view of the unique value to the Company of the services of Employee, and because of the Confidential Information to be obtained by or disclosed to Employee, and as a material inducement to the Company to enter into this Employment Agreement and to pay to Employee the compensation referred to in Paragraph 4 hereof, Employee covenants and agrees that:

         6.2      Non-Competition.

                  (a) While Employee is employed by the Company, Employee will not, either personally, as an officer, director, owner, manager, member, principal, partner, employee, agent, distributor, representative, stockholder, consultant or otherwise, or with or through any other person or entity operate or participate in any stem cell business (for purposes of Paragraph 6 hereof, the Company shall be deemed to include all subsidiaries and joint ventures of the Company whether now or hereafter affiliated with the Company) nor will Employee, while Employee is employed by the Company, and for a period of one (1) year thereafter, directly or indirectly solicit any person who has been an employee, supplier or customer of the Company during the period of one (1) year prior to the termination of employment. This non-competition clause shall apply in the geographic territory comprised of the entire United States and any other geographic area in which the Company is engaged in business. Employee acknowledges that this non-competition/non-solicitation agreement is reasonable in terms of its scope and duration.

                  (b) Nothing in this Section 6.2 shall be construed to prevent the Employee from owning, as an investment, not more than 1% of a class of equity securities issued by any competitor of the Company or its affiliates and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

         6.3 Trade Secrets. The Employee will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at all times after the expiration of the Term of Employment. For purposes of this Agreement, "trade secrets or confidential or proprietary information" means information unique to the Company or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Company or any of its affiliates or typical of industry practice. Trade secrets or confidential or proprietary information may include information with respect to the Company's personnel records, present and prospective products, systems, customers, agents, processes, and sales and marketing methods.

         6.4 Patents. The Employee will assign permanently to the Company exclusive rights to any patents awarded to him on the basis of ideas developed by the Employee for the Company or its affiliates during or prior to the Term of Employment and for one year following the termination of his employment from the Company for patents that are related to such employment and/or the business of the Company.

         6.5 Injunctive Relief. It is agreed that Employee's services are unique, and that any breach or threatened breach by Employee of any provisions of this Paragraph 6 may not be remedied solely by damages. Accordingly, in the event of a breach or threatened breach by Employee of any of the provisions of this Paragraph 6, the Company shall be entitled to injunctive relief, restraining Employee and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a breach of this Paragraph 6. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

         6.6 Survival. The provisions of this Paragraph 6 shall survive the termination of this Agreement and the termination of Employee's employment.

         7.       Miscellaneous.

         7.1 Assignability. Employee may not assign his rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason.

         7.2 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Without limiting the generality of the foregoing, in the event that any provision of Paragraph 6 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas(s) such court deems enforceable, said time period and/or area(s) of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area for which such are enforceable.

         7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements or understandings among the parties hereto with respect to the subject matter hereof.

         7.4 Amendments. This Agreement shall not be amended or modified except by a writing signed by both parties hereto.

         7.5 Waiver. The failure of either party at any time to require performance of the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same provision, nor shall the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws of such State. The benefits of this Agreement may not be assigned nor any duties under this Agreement be delegated by Employee without the prior written consent of the Company, except as contemplated in this Agreement. This Agreement and all of its rights, privileges, and obligations will be binding upon the parties and all successors and agreed to assigns thereof.

         7.6 Binding Agreement. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Employee, his heirs, personal and legal representatives, guardians and permitted assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor or assignee of the Company.

         7.7 Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

         7.8 Arbitration. Any dispute between the Company and the Employee with respect to this Agreement shall be submitted to binding arbitration in Jefferson County, Colorado pursuant to the rules of the American Arbitration Association then in effect and before an arbitrator fully licensed and authorized by any and all applicable rules, statutes, regulations or the like to hear such cases in the State of Colorado. The arbitrators shall have the power to award any legal or equitable remedies that would be available in proceedings conducted before a state or federal court of competent jurisdiction in Colorado. Judgment on the award of the arbitrators may be entered in any court of competent jurisdiction. All arbitration proceedings and the results thereof shall be confidential, except to the extent that any party is required to make disclosure concerning such proceedings under applicable law.

         7.9 No Conflict. The Employee represents and warrants that he is not subject to any agreement, order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully his obligations hereunder.

         7.10 Survival. The rights and obligations of the parties shall survive the Term of Employment to the extent that any performance is required under this Agreement after the expiration or termination of such Term of Employment.

         7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

         7.12 Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the parties at the addresses appearing following their signatures below, or upon the employment records of the Company but either party may change its or his address by written notice in accordance with this paragraph.

         7.13 Opportunity to Consult Counsel. The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

         7.14 Attorney Fees. In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the prevailing party shall be entitled to reasonable attorney fee, costs and expenses.



              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have properly and duly executed this Agreement as of the date first written above.


                                       THE COMPANY:

                                       VITRO DIAGNOSTICS, INC.


                                       By:
                                            ------------------------------------
                                            Erik Van Horn, Vice President


                                       EMPLOYEE:


                                       -----------------------------------------
                                       James R. Musick